THIS PROMISSORY NOTE IS SUBORDINATED TO (I) ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE MAKER TO BANK OF AMERICA, N.A. AND ITS ASSIGNS, AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT DATED [___________], BETWEEN [________________________________] AND (II) INDEBTEDNESS TO TAG HOLDINGS, LLC PURSUANT TO THOSE CERTAIN SUBORDINATED UNSECURED PROMISSORY NOTES DATED FEBRUARY 22, 2010 AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT DATED [____________] BETWEEN [___________________] AND TAG HOLDINGS, LLC.

SUBORDINATED UNSECURED PROMISSORY NOTE

US $[___________]	[___________], 2010

For Value Received, THE KEYW HOLDING CORPORATION, a Maryland corporation (“Company”), hereby promises to pay to the order of [_____________________] (“Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of [_________________] (US $[________________]) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.  This Subordinated Unsecured Promissory Note (this “Note”) is made contemporaneously with that certain LLC Purchase Agreement, dated as of the date hereof, by and among Company, Kevin Coby and Insight Information Technology, LLC, a Delaware limited liability company.

1.           Principal Repayment.  The outstanding principal amount of this Note shall be due and payable on (such date being the “Maturity Date”) the earlier of (i) [_____________] or (ii) seven (7) days following the consummation of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933 of the common stock of Company or any direct or indirect subsidiary of Company (collectively, “HoldCo Group”), or (iii) simultaneous with a Change of Control (as hereinafter defined).  For purposes of this Note, a “Change of Control” shall mean (i) any change, in a single or series of related transactions, of fifty percent (50%) or more of the combined voting power of all classes of the voting equity or other economic interests (including assets) of any member or members of the HoldCo Group whose revenue, individually or combined, is equal to or greater than fifty percent (50%) of the aggregate revenue of all members of the HoldCo Group immediately prior to such transaction or series of related transactions; provided, that the issuance of the equity of a member of the HoldCo Group as consideration in connection with such member's acquisition of assets, equity or other property of another Person or Persons shall not in any event constitute a Change of Control, or (ii) (x) a sale, or other disposition of a majority of the assets of Company, (y) a transfer or sale of more than fifty percent (50%) of the combined voting power of all classes of the voting equity of Company, or (z) a merger or consolidation involving Company in which Company's voting equity interests outstanding immediately prior to such merger or consolidation are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and a third party controls Company as a result.  Notwithstanding the foregoing, all principal and interest payments in respect of this Note shall be subject to the Subordination Agreements (as defined below) and the provisions hereunder.

2.           Interest Rate and Payments.  Company further promises to pay interest on the outstanding principal amount of this Note from the date hereof until payment in full at an interest rate equal to eight percent (8%) per annum, compounded quarterly, and such interest shall be payable in full on the date that the principal amount hereof is required to be paid hereunder.  All computations of interest shall be made by Holder on the basis of a year of 360 days based upon the actual number of days elapsed.  Notwithstanding the foregoing, all principal and interest payments in respect of this Note shall be subject to the Subordination Agreements and the provisions hereunder.

3.           Place of Payment.  All amounts payable hereunder shall be payable in immediately available funds to Holder at the address or to the wire transfer account designated by Holder by prior written notice, which notice shall contain wire transfer instructions, if applicable.

4.           Application of Payments.  Payment on this Note received by Holder shall be applied first to late payment charges or other sums owned to Holder hereunder, next to accrued interest, and thereafter to the outstanding balance of the principal amount hereof.

5.           Prepayment.  Company may, at its option at any time and from time to time hereafter, prepay, in whole or part, without premium or penalty, the outstanding principal amount of this Note, together with accrued but unpaid interest on such principal amount to the date of prepayment.

6.           Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)             if Company shall fail to pay timely any of the principal or interest due under this Note on the date the same becomes due and payable;

(b)             if Company shall fail to perform, in the time and manner required, any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Note, which does not involve the failure to make a payment when due (be it principal or interest) and such default is not cured within thirty (30) days following written notice thereof by Holder to Company;

(c)             if a default or event of default with respect to any Senior Debt (as defined below) has occurred and is continuing and the holders of such Senior Debt have accelerated the maturity of such Senor Debt;

(d)             if any member of HoldCo Group files any petition or commences any case or other proceeding with respect thereto for relief under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or takes any corporate action in furtherance of any of the foregoing; or

(e)             if an involuntary petition is filed or any case or other proceeding is commenced against any member of HoldCo Group (unless such petition is dismissed or discharged within ninety (90) days) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, liquidator, assignee for the benefit of creditors (or other similar official) is applied for or appointed for any member of HoldCo Group or is applied for or appointed to take possession, custody or control of any property of such member of HoldCo Group.

7.           Default Interest Rate.  Upon and from the occurrence of any Event of Default throughout the time that such Event of Default continues and remains uncured and that any portion of the outstanding principal amount of this Note remains unpaid and outstanding, such outstanding principal amount will bear interest at the rate equal to fourteen percent (14%) per annum, compounding quarterly.

8.           Remedies.  Upon the occurrence of an Event of Default which continues beyond any applicable grace or cure period, the then-outstanding principal balance of this Note, together with any accrued but unpaid interest on such principal amount and all other sums payable, shall at the option of Holder become immediately due and payable.  Notwithstanding the foregoing, if there shall occur an Event of Default under Section 6(d) or 6(e) above, the then-outstanding principal balance of this Note, together with any accrued but unpaid interest on such principal amount and all other sums payable, shall become immediately due and payable without any action on the part of Holder.

9.           Subordination.  This Note shall at all times be wholly subordinate and junior in right of payment and remedies to all Senior Debt of Company pursuant to the Subordination Agreements.  For purposes of this Note, “Senior Debt” shall mean any and all indebtedness, obligations or liabilities that now or hereafter may be owing or guaranteed by Company to (i) Bank of America, N.A. (the “Bank”) pursuant to the terms of that certain Credit and Security Agreement, dated February 22, 2010 by and between the Company, certain direct and indirect subsidiaries of the Company and the Bank and (ii) TAG Holdings, LLC (“TAG”) pursuant to the terms of that certain Subordinated Unsecured Promissory Note, dated February 22, 2010, in the principal amount of $8,251,076.00 and that certain Subordinated Unsecured Promissory Note, dated February 22, 2010, in the principal amount of $3,400,000.00 (collectively, the Subordinated Unsecured Promissory Notes are hereinafter referred to as the “TAG Notes”).  Reference is made to that certain subordination agreement, dated March 15, 2010 executed by Holder and accepted by the Bank and Company (the “Bank Subordination Agreement”) and that certain subordination agreement, dated [____________] executed by Holder and accepted by TAG and Company, in each instance subordinating this Note to the Senior Debt (the “TAG Subordination Agreement” and together with the Bank Subordination Agreement, the “Subordination Agreements”).

10.           Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.           Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor to Company and Holder.  This Note may not be sold, assigned or transferred (by operation of law or otherwise) or pledged by Holder without the prior written consent of Company.  The Company shall not assign or delegate any obligations hereunder without the prior written consent of the Holder.

12.           Third Party Beneficiaries.  The provisions contained in Section 9 of this Note are and will be for the benefit of any third party that is a holder of Senior Debt; and, accordingly, any such third party shall have the right to enforce such provisions of this Note.

13.           Waiver of Jury Trial.  COMPANY AND HOLDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR UNDER THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS NOTE.

14.           Notice.  All notices, demands, requests or other communications which may be or are required to be given or made by either party to the other party pursuant to this Note shall be in writing, hand delivered (including delivery by overnight courier) or transmitted by facsimile and addressed as follows:

If to Company:	The KEYW Holding Corporation
1334 Ashton Road, Suite A
Hanover, MD 21076
Attention: John E. Krobath, Chief Financial Officer
Fax: (443) 270-5301

If to Holder:	[______________________]

15.           Waiver.  Company hereby expressly waives presentment for payment, demand, protest and notice of dishonor and protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

16.           Commercial Loan.  Company acknowledges and warrants that the debt evidenced hereby is a “commercial loan” within the meaning of Title 12 of the Commercial Law Articles of the Annotated Code of Maryland.

17.           Entire Agreement; Amendments.  This Note constitutes the entire agreement and understanding of the parties with respect to the subject loan, and supersedes and replaces in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein.   None of the terms of this Note may be amended or otherwise modified except by an agreement in writing executed by each of Company and Holder.

18.           Additional Warrants.  Notwithstanding anything to the contrary set forth herein, should the Company fail to pay to the Holder the principal and accrued and unpaid interest on the Maturity Date, in addition to the payment of any increased interest set forth in Section 7, the Company agrees to issue to the Holder warrants to purchase 20,000 shares of Common Stock (or pro rata portion thereof) of the Company at an exercise price of $9.25 per share of Common Stock per $1 million principal amount (or pro rata portion thereof) not repaid at the Maturity Date.  Such warrants shall be in the form as the warrants issued in connection with the issuance of this Note to the Holder.

THIS NOTE IS NON-NEGOTIABLE.

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In Witness Whereof, this Subordinated Unsecured Promissory Note has been duly executed as an instrument under seal as of the date first set forth above.

COMPANY:	THE KEYW HOLDING CORPORATION

By:

	Name:	Leonard E. Moodispaw

	Title:	Chief Executive Officer

Acknowledged and Agreed:

HOLDER:

Name:
Title:

Date of Note: [______], 2010
Payor: The KEYW Holding Corporation
Amount: $[____________]

Signature Page to Promissory Note